Exhibit 99.1

CONTACTS: Mark Carter, VP and Investor Relations Officer (704) 557-8386 Joe Calabrese, Financial Relations Board (212) 827-3772

IMMEDIATE RELEASE

November 7, 2012

Snyder’s-Lance, Inc. Reports Results for Third Quarter 2012

•	Reports net revenues of $407 million
•	Reports overall branded growth of 5.0%, excluding the impact of IBO conversion
•	Reports 2012 third quarter earnings per diluted share of $0.26 and reports $0.28 excluding special items
•	Declares quarterly dividend of $0.16 per share of common stock

Charlotte, NC, - November 7, 2012 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported results for its third quarter of 2012. Net revenues for the third quarter ended September 29, 2012 were $407 million, a decrease of 3.6% compared to prior year net revenues of $422 million. Net revenue, when adjusted for the impact of the independent business owner (“IBO”) route system conversion, was flat year over year. Revenues from the company’s branded products grew by 5.0% excluding the impact of IBO conversion. Net income was $17.8 million for the third quarter of 2012, or $0.26 per diluted share, compared to a net income of $8.8 million for the third quarter of 2011 or $0.13 per diluted share. Net income excluding special items in the third quarter of 2012 was $19.2 million, or $0.28 per diluted share, as compared to third quarter 2011 net income excluding special items of $10.7 million, or $0.16 per diluted share. Special items for the third quarter of 2012 were $1.4 million in expense, after tax which included expenses associated with the acquisition of Snack Factory, LLC and certain affiliates, in addition to other merger related costs. Special items for the third quarter of 2011 included after-tax expenses of $1.9 million primarily for merger and integration related expenses.

Comments from Management

“We are pleased with our financial results in the third quarter, and are especially excited with our branded growth of 5.0% excluding the impact of the IBO conversion.” commented David V. Singer, Chief Executive Officer. “Our growth continues to be driven by our core brands (Snyder’s of Hanover® pretzels, Lance® sandwich crackers and Cape Cod® kettle chips), which together were up over 7% for the quarter excluding the impact of the IBO conversion. Branded sales growth has been a priority this year and I’m very excited with our progress. Our non-branded sales were down a little over 7% in the third quarter reflecting decisions to discontinue sales to certain customers who did not accept price increases. These decisions reduced revenue, but led to widening profit margins compared to past quarters and freed production capacity to support profitable growth consistent with our plan to grow profits and shareholder value.”

Mr. Singer continued, “Given our emphasis on growing our branded business, we are especially excited about the completion of our recent acquisition of the fast growing Pretzel Crisps® brand, which strengthens our branded portfolio and positions us to continue to drive increased branded revenue. The entire team at Snack Factory has done an amazing job of growing that brand through hard work, innovation and product quality with a passion for success. While we are just now in the earliest stages of working together, it’s clear to me that great things are ahead for the entire Snyder’s-Lance family.”

Dividend Declared

The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on November 30, 2012 to stockholders of record at the close of business on November 20, 2012.

2012 Estimates

The Company believes that its net revenue for the full year 2012, including Snack Factory and the IBO impact, will be flat to about 2% down when compared to 2011. Estimates for earnings per diluted share are expected to increase between 30% and 35% as compared to 2011, including the impact of Snack Factory. Capital expenditures for 2012 are projected to be between $75 and $80 million as investments are made in plant improvements, quality, capacity and innovation. The previous estimate for capital expenditures was $77 to $82 million.

Conference Call

Snyder’s-Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Wednesday, November 7th, 2012 to discuss financial results. To participate in the conference call, the dial-in number is (866) 814-7293 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00 pm on November 7th and midnight on November 14th. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 48755466. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of the Company’s website, www.snyderslance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at www.snyderslance.com.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. The Company’s products include pretzels, sandwich crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Ontario, Canada. Products are sold under the Snyder’s of Hanover®, Lance®, Cape Cod®, Pretzel Crisps®, Krunchers!®, Tom’s®, Archway®, Jays®, Stella D’oro®, O-Ke-Doke® and Grande® brand names along with a number of private label and third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E

Cautionary Information about Forward Looking Statements

This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements include projections regarding future revenues, earnings and other results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include: general economic conditions; increases in cost or availability of ingredients, packaging, energy and employees; price competition and industry consolidation; loss of major customers or changes in product offerings with significant customers; business disruption from merger integration and conversion of our distribution network to independent operators, including failure to realize anticipated synergies in a timely manner or the loss of key personnel; failure to realize the anticipated benefits of our Snack Factory acquisition; failure to maintain proper and effective internal controls; ability to execute strategic initiatives; product recalls and concerns surrounding the quality or safety of products and ingredients; disruptions to our supply chain or information technology systems; changes in consumer preferences; inability to maintain existing markets or expand to other geographic markets; potential threats to trademarks and other proprietary intellectual rights; food industry and regulatory factors; interest rate and foreign exchange rate risks; and the interests of significant stockholders may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

For the Quarters and Nine Months Ended September 29, 2012 and October 1, 2011

(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net revenue	$406,565	$421,897	$1,198,808	$1,222,909
Cost of sales	269,626	280,892	802,568	797,095

Gross margin	136,939	141,005	396,240	425,814
Selling, general and administrative	106,512	126,816	324,864	384,856
Gain on sale of route businesses, net	(1,427)	(3,462)	(21,596)	(3,788)
Other expense/(income), net	617	(779)	83	9,730

Income before interest and income taxes	31,237	18,430	92,889	35,016
Interest expense, net	1,692	3,037	6,258	8,064

Income before income taxes	29,545	15,393	86,631	26,952
Income tax expense	11,634	6,608	34,930	10,830

Net income	17,911	8,785	51,701	16,122
Net income/(loss) attributable to noncontrolling interests	146	(45)	397	291

Net income attributable to Snyder’s-Lance, Inc.	$17,765	$8,830	$51,304	$15,831

Basic earnings per share	$0.26	$0.13	$0.75	$0.24
Weighted average shares outstanding – basic	68,598	67,706	68,268	67,268
Diluted earnings per share	$0.26	$0.13	$0.74	$0.23
Weighted average shares outstanding – diluted	69,526	68,787	69,190	68,324
Cash dividends declared per share	$0.16	$0.16	$0.48	$0.48

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

As of September 29, 2012 (Unaudited) and December 31, 2011

(in thousands, except share data)

	September 29, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$8,800	$20,841
Accounts receivable, net of allowances of $1,938 and $1,884, respectively	139,569	143,238
Inventories	109,025	106,261
Income tax receivable	—	18,119
Deferred income taxes	9,298	21,042
Assets held for sale	11,439	57,822
Prepaid expenses and other current assets	21,902	20,705

Total current assets	300,033	388,028
Noncurrent assets:
Fixed assets, net of accumulated depreciation of $331,485 and $328,648, respectively	324,913	313,043
Goodwill	369,932	367,853
Other intangible assets, net	379,871	376,062
Other noncurrent assets	22,557	21,804

Total assets	$1,397,306	$1,466,790

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,347	$4,256
Accounts payable	51,412	52,930
Accrued compensation	25,312	29,248
Accrued selling and promotional costs	14,325	21,465
Income tax payable	484	—
Other payables and accrued liabilities	35,789	47,247

Total current liabilities	131,669	155,146
Noncurrent liabilities:
Long-term debt	191,551	253,939
Deferred income taxes	176,943	196,244
Other noncurrent liabilities	23,475	22,870

Total liabilities	523,638	628,199
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, 68,676,060 and 67,820,798 shares outstanding, respectively	57,228	56,515
Preferred stock, no shares outstanding	—	—
Additional paid-in capital	743,519	730,338
Retained earnings	54,053	35,539
Accumulated other comprehensive income	16,225	13,719

Total Snyder’s-Lance, Inc. stockholders’ equity	871,025	836,111
Noncontrolling interests	2,643	2,480

Total stockholders’ equity	873,668	838,591

Total liabilities and stockholders’ equity	$1,397,306	$1,466,790

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended September 29, 2012 and October 1, 2011

(in thousands)

	Nine Months Ended
	September 29, 2012	October 1, 2011
Operating activities
Net income	$51,701	$16,122
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	39,255	41,965
Stock-based compensation expense	3,487	1,761
Loss/(gain) on sale of fixed assets, net	87	(68)
Gain on sale of route businesses, net	(21,596)	(3,788)
Impairment of fixed assets	207	10,119
Changes in operating assets and liabilities, excluding business acquisitions	(13,357)	6,679

Net cash provided by operating activities	59,784	72,790

Investing activities
Purchases of fixed assets	(55,962)	(43,359)
Purchases of route businesses	(27,747)	(19,689)
Proceeds from sale of fixed assets	8,185	2,701
Proceeds from sale of route businesses	88,672	19,595
Proceeds from sale of investments	—	960
Business acquisitions, net of cash acquired	—	(15,394)

Net cash provided by/(used in) investing activities	13,148	(55,186)

Financing activities
Dividends paid to stockholders	(32,790)	(32,071)
Dividends paid to noncontrolling interests	(234)	(281)
Acquisition of additional interest in Melisi Snacks, Inc.	—	(3,500)
Deferred financing costs	(567)	—
Issuances of common stock	10,741	8,248
Repurchases of common stock	(333)	—
Repayments of long-term debt	(1,647)	—
Net repayments of revolving credit facilities	(59,869)	(2,547)

Net cash used in financing activities	(84,699)	(30,151)

Effect of exchange rate changes on cash	(274)	(274)

Decrease in cash and cash equivalents	(12,041)	(12,821)
Cash and cash equivalents at beginning of period	20,841	27,877

Cash and cash equivalents at end of period	$8,800	$15,056

Supplemental information:
Cash paid/(received) for income taxes, net of refunds of $12,361 and $7,251, respectively	$20,636	$(5,699)
Cash paid for interest	$5,801	$7,191

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

For the Quarters and Nine Months Ended September 29, 2012 and October 1, 2011

(in thousands)

	Quarter Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net income	$17,911	$8,785	$51,701	$16,122
Net unrealized gains/(losses) on derivative instruments, net of income tax	5	(530)	(288)	(75)
Foreign currency translation adjustment	2,468	(6,416)	2,794	(3,651)

Total other comprehensive income/(loss)	2,473	(6,946)	2,506	(3,726)

Total comprehensive income	20,384	1,839	54,207	12,396
Comprehensive (income)/loss attributable to noncontrolling interests, net of income tax of $80, $55, $176 and $209, respectively	(146)	45	(397)	(291)

Total comprehensive income attributable to Snyder’s-Lance, Inc.	$20,238	$1,884	$53,810	$12,105

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures (Unaudited)

For the Quarters and Nine Months Ended September 29, 2012 and October 1, 2011

(in thousands)

	Net of Tax	Per Diluted Share
Quarter Ended September 29, 2012
Net income attributable to Snyder’s-Lance, Inc.	$17,765	$0.26
Merger related items	115	0.00
Snack Factory acquisition costs	304	0.00
Greenville closure costs	487	0.01
Gain on the sale of route businesses	(674)	(0.01)
Incremental income tax associated with non-deductible goodwill on the sale of route businesses	1,250	0.02

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$19,247	$0.28

Quarter Ended October 1, 2011
Net income attributable to Snyder’s-Lance, Inc.	$8,830	$0.13
Merger-related costs – severance and professional fees	2,224	0.04
Gain on sale of route businesses	(3,218)	(0.05)
Incremental income tax associated with non-deductible goodwill on the sale of route businesses	2,861	0.04

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$10,697	$0.16

Nine Months Ended September 29, 2012
Net income attributable to Snyder’s-Lance, Inc.	$51,304	$0.74
Merger related items	1,452	0.02
Snack Factory acquisition costs	304	0.00
Corsicana/Greenville closure costs	1,751	0.03
Gain on the sale of route businesses	(13,465)	(0.19)
Incremental income tax associated with non-deductible goodwill on the sale of route businesses	4,341	0.06

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$45,687	$0.66

Nine Months Ended October 1, 2011
Net income attributable to Snyder’s-Lance, Inc.	$15,831	$0.23
Merger-related costs – severance and professional fees	11,699	0.18
Impairment of route trucks	6,481	0.09
Gain on sale of route businesses	(3,218)	(0.05)
Incremental income tax associated with non-deductible goodwill on the sale of route businesses	2,861	0.04

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$33,654	$0.49